Exhibit 99.1

For information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	May 9, 2006

ALERIS REPORTS FIRST QUARTER 2006 RESULTS AND RECORD OPERATING INCOME;

EXPECTS FURTHER EARNINGS GAINS IN SECOND QUARTER

Summary

•	Operating income increased to a record $59.5 million in the first quarter of 2006 from last year’s record of $43.1 million, an increase of 38%.

•	First quarter net income of $28.2 million or $0.89 per share (*) at an estimated 2006 tax rate of 36.8% compares with earnings per share of $0.94 in last year’s first quarter utilizing the estimated 2005 tax rate of 11.6%. Last year’s reported first quarter earnings per share would have been $0.67 at the 2006 estimated tax rate.

•	Adjusted earnings per share were $0.93 in the first quarter of 2006 at the estimated tax rate of 36.8% compared with $1.29 per share in the first quarter last year utilizing the estimated 2005 tax rate of 11.6%. However, adjusted to the estimated 2006 tax rate, last year’s adjusted earnings per share would have been $0.92 per share, resulting in the 2006 quarter exceeding the strongest quarter of the previous year.

•	As planned, production ceased at the Carson, California rolling mill effective March 31, 2006. A restructuring and asset impairment charge of $24 million was previously recorded in the fourth quarter 2005.

•	Net debt decreased approximately $25 million during the first quarter 2006 as a result of continued strong cash generation, despite higher working capital levels that were driven by record high aluminum and zinc prices. Net debt to EBITDA excluding special items on a last twelve month basis was 2.6x at March 31, 2006 compared with 2.8x at year-end 2005.

•	Merger-related synergies from the Commonwealth acquisition, companywide productivity initiatives and synergies related to the 2005 acquisitions totaled approximately $16 million in the first quarter 2006 compared with the first quarter of 2005 and are off to a fast start.

•	The Company expects second quarter 2006 adjusted earnings per share in the range of $1.20 to $1.25 as volumes are expected to improve, operational improvements continue to take hold and merger and acquisition synergies and productivity benefits accelerate. Aleris’s second quarter 2005 adjusted earnings per share utilizing a 36.8% tax rate were $0.65.

Aleris International, Inc

For the three months ended March 31,

(unaudited)

($ and lbs. in millions, except per share amounts)

	2006	2005
Volume:
Recycling lbs processed	874	832
Rolled products lbs shipped	275	259

Revenue	$847.5	$645.0

Operating income	$59.5	$43.1

Net income	$28.2	$29.1

Earnings per share *	$0.89	$0.94	(2)

Adjusted earnings per share *	$0.93	$1.29	(3)

EBITDA (1)	$74.7	$56.5

EBITDA excluding special items(1)	$76.7	$68.5

*	- all per share data is presented on a fully diluted basis, unless otherwise noted.
(1)	In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including (i) EBITDA, (ii) EBITDA excluding special items and (iii) adjusted earnings per share. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA,” as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and other charges, mark-to-market FAS 133 metal hedge unrealized gains and losses, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. “Adjusted earnings per share” excludes the per-share impact of these special items. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items and adjusted earnings per share is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s revolving credit agreement and indentures for its outstanding senior notes use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.
(2)	Represents $0.67 per share at the estimated 2006 tax rate of 36.8%
(3)	Represents $0.92 per share at the estimated 2006 tax rate of 36.8%.

Beachwood, Ohio –May 9, 2006– Aleris International, Inc. (NYSE:ARS) today reported financial results for the first quarter of 2006.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. and Commonwealth Industries, Inc. During the last half of 2005, the Company made several acquisitions including Tomra Latasa Reciclagem which closed in August, ALSCO Holdings, Inc. which closed in October, and Alumitech, Inc. and the acquisition of selected assets of Ormet Corporation which closed in December. Our reported results for 2006 include these acquisitions, but 2005 has not been recast on a comparable basis and represents 2005 results as reported.

First Quarter 2006 Operating Results

In the first quarter of 2006, Aleris reported revenues of $847.5 million and net income of $28.2 million or $0.89 per share. These results include $0.04 per share negative impact from special items including $0.9 million of non-cash mark-to-market FAS 133 metal hedge losses and $1.1 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase. 2006 results were reported using a 36.8% estimated tax rate. For the first quarter of 2005, the Company reported revenues of $645.0 million and net income of $29.1 million or $0.94 per share which included $5.6 million of expense related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase, $3.7 million non-cash mark-to-market FAS 133 metal hedge losses and $2.8 million of restructuring and severance costs related to the Commonwealth merger. 2005 results were reported using an estimated tax rate of 11.6% due to the reversal of certain valuation allowances. 2005 earnings would have been $0.67 per share utilizing the 2006 estimated tax rate of 36.8%.

First quarter 2006 adjusted earnings per share were $0.93 compared with $1.29 per share in the first quarter of 2005. However, on a tax rate basis comparable to that used in 2006, first quarter 2005 adjusted earnings per share would have been $0.92, making the first quarter 2006 slightly more profitable than last year’s unusually strong first quarter.

Operating income increased to a record $59.5 million in the first quarter of 2006 from last year’s record of $43.1 million, an increase of 38%. EBITDA excluding special items totaled $76.7 million in the first quarter of 2006, an increase of 12% compared with $68.5 million in the first quarter of 2005. As anticipated, improved results in the aluminum recycling and zinc business units in the first quarter, the impact of acquisitions, and the benefits of merger and acquisition synergies and productivity initiatives, offset lower rolled products volumes, excluding acquisitions, compared with the extremely robust prior-year first quarter.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “We are very pleased that we were able to improve upon the unusually strong operating results achieved in last year’s first quarter with EBITDA excluding special items increasing 12% from the prior year. The Company’s performance is an indication of the momentum we are gaining and a reflection of the underlying operational improvements that we have made in recent quarters. As anticipated, rolled products results were lower than the unseasonably high performance during last year’s first quarter when the sheet industry was restocking inventory. We are extremely pleased that the aluminum recycling segment exceeded our expectations indicating early-on success in implementation of our turnaround strategy. We are also excited with the surge in zinc profitability driven by the impact of rising prices on the London Metal Exchange (LME). Expected Commonwealth merger-related synergies, companywide productivity initiatives and synergies from our 2005 acquisitions are on track and resulted in benefits of approximately $16 million in the first quarter of 2006. The proposed acquisition of Corus Group’s downstream aluminum operations, which was announced in March, continues to proceed as planned with the intent to enter into a binding agreement following Corus’s consultations with the appropriate European employee works councils and trade unions. Subject to those consultations and customary regulatory reviews, the closing is expected to occur in the third quarter.”

Net debt decreased approximately $25 million during the first quarter 2006 as a result of continued strong cash generation, despite normal seasonal working capital increases coupled with record high aluminum and zinc prices which caused working capital levels to rise. Net debt to EBITDA excluding special items on a last twelve month basis declined slightly to 2.6x at March 31, 2006 from 2.8x at year-end 2005.

Rolled Products

Rolled product shipments totaled 275 million pounds in the first quarter of 2006, including approximately 61 million pounds from acquisitions, compared with shipments of 259 million pounds in the same period of 2005. Excluding acquisitions, rolled products shipments were down approximately 18% compared with the record first quarter of 2005 as customers continued to delay orders due to high LME prices, and as the Company continued to focus on profitability rather than volume. Rolled products segment income was $43.5 million in the first quarter of 2006, excluding charges of $1.1 million related to adjustments for purchase accounting, compared with segment income of $55.1 million in the comparable 2005 period on the same basis. Reduced income was driven primarily by lower volume, partially offset by favorable scrap spreads, the favorable FIFO impact of the rising LME, improved productivity, and the acquisition of ALSCO and certain assets of Ormet.

Excluding acquisitions, material margins in the first quarter of 2006 improved to $0.533 per pound from $0.487 per pound in the year-earlier period due primarily to continually improving scrap spreads and the favorable FIFO impact of the rising LME. Excluding acquisitions, cash conversion costs increased to $0.221 per pound in the first quarter of 2006 from $0.206 per pound in the prior-year period due to approximately 9% lower production volume in the current period compared with the very strong comparable 2005 period as well as 18% higher energy costs in the first quarter of 2006. Including acquisitions, material margins were $0.536 per pound in the first quarter of 2006 while cash conversion costs were $0.249 per pound in the first quarter 2006 as ALSCO products have higher material margins and cash conversion costs than the underlying rolled products business.

Aluminum Recycling

Aluminum recycling segment income significantly improved to $15.8 million in the first quarter of 2006 from $4.2 million in the comparable quarter of 2005. First quarter processing volume of 502 million pounds for the aluminum recycling segment was essentially flat compared with 508 million pounds in the prior-year period. Increased volume related to the acquisition of Alumitech and certain assets of Ormet was offset by lower volume due to the shift of management responsibility for certain recycling facilities to rolled products beginning in 2006. The more than threefold increase in profitability was due to higher selling prices, operational improvements implemented in recent quarters, productivity benefits and the impact of the Alumitech acquisition.

International

Processing volume of 314 million pounds for the international segment in the first quarter of 2006 was 18% higher than the 267 million pounds processed in the first quarter of 2005. The increase was attributable to increased volume in Europe due to the start-up of the Stuttgart plant and the 2005 acquisition of Tomra Latasa in Brazil. First quarter 2006 segment income of $2.4 million was lower than the $4.5 million reported in the comparable 2005 quarter as a result of higher scrap costs and resulting lower margins in Germany, along with start-up costs associated with the Stuttgart facility. These negative factors more than offset improvements in Brazil where the Tomra Latasa acquisition generated higher profits.

Zinc

Segment income of $15.1 million nearly tripled last year’s first quarter income of $5.3 million. The increase was principally the result of the significant rise in the LME price of zinc which averaged $1.02 per pound in the first quarter of 2006, 70% higher than the first quarter of 2005.

Corporate Expense

Corporate expense includes primarily corporate G&A and interest expense. In addition, in order to simplify understanding of ongoing segment operations, corporate expense includes all restructuring and asset impairment charges as well as non-cash adjustments associated with mark-to-market FAS 133 accounting for metal hedging activity. In the first quarter of 2006, Aleris recorded $0.9 million of non-cash mark-to-market FAS 133 unrealized metal hedge losses. In the first quarter of 2005, Aleris recorded non-cash mark-to-market FAS 133 unrealized metal hedge losses of $3.7 million and $2.8 million of restructuring and severance costs related primarily to the Commonwealth merger.

Corporate G&A expense was $15.3 million in the first quarter of 2006 and was $1.2 million higher than in the comparable 2005 period due primarily to higher accruals for incentive and stock-based compensation. Interest expense in the first quarter of 2006 was $13.9 million compared with $10.3 million in the first quarter of 2005. The increase was due to higher borrowings outstanding on the Company’s revolver, mainly used to fund acquisitions as well as higher interest rates on the outstanding balances.

Outlook

Mr. Demetriou said, “We continue to anticipate a favorable economic environment in 2006 and expect Aleris top-line results to benefit from 2005 acquisitions and related new products along with higher LME prices. Reduced costs from the Commonwealth merger and 2005 acquisition synergies, favorable scrap spreads in rolled products, continued improvement in our recycling operations and the results from our Six Sigma effort should underpin 2006 results and drive earnings acceleration in the second quarter. For the second quarter 2006, we are expecting further volume increases in rolled products and continued operational improvements in our aluminum recycling businesses globally, as well as the favorable impact of continued strength in the zinc LME on our zinc business. As a result, we anticipate adjusted earnings per share in the second quarter of 2006 to nearly double to between $1.20 and $1.25 from $0.65 per share in the second quarter of 2005 on a comparable 2006 tax rate basis. Second half 2006 results should significantly exceed second half 2005 results on a comparable 2006 tax rate basis excluding the potential effect of the acquisition of the downstream aluminum operations of Corus Group plc.”

Conference Call and Webcast Information

Aleris will host a conference call Tuesday, May 9, 2006 at 11:00 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-314-5232 or 617-213-8052 and referencing passcode #92554152 at least 10 minutes prior to the presentation. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted to the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode #44778165 beginning at 1:00 p.m. Eastern time, May 9 until 11:59 p.m. Eastern time, May 23, 2006.

About Aleris

Aleris International, Inc. is a major North American manufacturer of rolled aluminum products and is a global leader in aluminum recycling and the production of specification alloy. We are also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 42 production facilities in the United States, Brazil, Germany, Mexico and Wales, and employs approximately 4,200 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

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SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from industry consolidation and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe, the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, particularly the sections entitled “Risk Factors” contained therein.

Aleris International, Inc.

Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2006	2005
Revenues	$847,533	$644,981
Cost of sales	760,419	572,845

Gross profit	87,114	72,136
Selling, general and administrative expense	26,740	22,542
Restructuring and other charges	—	2,791
Unrealized losses on derivative financial instruments	856	3,654

Operating income	59,518	43,149
Interest expense	13,927	10,332
Interest income	(191)	(202)
Other expense (income), net	526	(91)
Equity in net loss of affiliates	—	134

Income before provision for income taxes and minority interests.	45,256	32,976
Provision for income taxes	16,846	3,828

Income before minority interests	28,410	29,148
Minority interests, net of provision for income taxes	219	60

Net income	$28,191	$29,088

Earnings per common share:
Basic	$0.92	$0.97
Diluted	$0.89	$0.94
Weighted average shares outstanding:
Basic	30,777	29,862
Diluted	31,631	30,817

Aleris International, Inc.

(unaudited)

(in thousands, except percentages)

	For the Three Months Ended March 31,
	2006	2005
Supplementary Information:
Depreciation and amortization	$15,751	$13,370
Capital spending	$10,993	$8,872

Segment Reporting:
Volume (pounds):
Aluminum recycling	502,230	508,147
International	314,480	266,818
Zinc	57,267	57,099

	873,977	832,064

Percent tolled	53%	50%

Shipped pounds – Rolled products	274,939	259,172

Revenues:
Rolled products	$412,350	$350,247
Aluminum recycling	178,948	144,576
International	166,731	102,619
Zinc	96,912	54,979
Intersegment eliminations	(7,408)	(7,440)

	$847,533	$644,981

Segment Income:
Rolled products	$42,367	$49,539
Aluminum recycling	15,764	4,201
International	2,441	4,480
Zinc	15,072	5,288

	$75,644	$63,508

Corporate general & administrative expense	$(15,280)	$(14,048)
Restructuring & other charges	—	(2,791)
Interest expense	(13,927)	(10,332)
Unrealized losses from derivative financial instruments	(856)	(3,654)
Interest & other (expense) income net	(325)	293

Income before income taxes & minority interests	$45,256	$32,976

Aleris International, Inc.

Consolidated Balance Sheet

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash	$8,254	$6,822
Accounts receivable, net	401,528	325,111
Inventories	401,365	404,780
Derivative financial instruments	13,179	27,958
Other current assets	48,716	46,137

Total Current Assets	873,042	810,808

PP&E, net	535,356	537,797
Goodwill	154,939	152,845
Restricted cash	6,203	6,183
Other assets	42,267	46,497

TOTAL ASSETS	$1,611,807	$1,554,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$244,912	$200,773
Accrued liabilities	145,834	135,448
Current maturities of long-term debt	28,331	20,813

Total Current Liabilities	419,077	357,034

Deferred income taxes	51,166	51,837
Long-term debt	599,824	631,024
Other long-term liabilities	121,674	120,466
Stockholders’ equity	420,066	393,769

TOTAL LIABILITIES AND EQUITY	$1,611,807	$1,554,130

Aleris International, Inc.

Reconciliation of Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2006	2005
Net Income	$28,191	$29,088
Interest expense(net)	13,736	10,130
Income taxes	16,846	3,828
Minority interests	219	60
Depreciation and amortization	15,751	13,370

EBITDA	$74,743	$56,476
Mark-to-market FAS 133 aluminum hedge loss	856	3,654
Restructuring and other charges	—	2,791
Non-cash cost of sales impact of recording acquired assets at fair value	1,092	5,558

EBITDA, excluding special items	$76,691	$68,479

Aleris International, Inc.

Reconciliation of Earnings per Diluted Share to

Adjusted Earnings per Diluted Share(1)

(unaudited)

	For the Three Months Ended March 31,
	2006	2005
Earnings per Share as reported	$0.89	$0.94
Purchase accounting adjustments	0.03	0.18
Ineffective metal hedging	0.03	0.12
Restructuring and other charges	0.00	0.09
Tax impact	(0.02)	(0.04)

Earnings per Share as adjusted	$0.93	$1.29

(1)	This statement reconciles (i) earnings per share as reported,(ii) to earnings per share as adjusted to exclude the impact of purchase accounting adjustments, the impact of mark-to-market FAS 133 metal hedge gains and losses, and the impact of restructuring and other charges. For the three months ended March 31, 2006, the “tax impact” represents the impact of applying an incremental tax rate of 38% to the adjustments. For the three months ended March 31, 2005, the “tax impact” represents the impact of applying an 11.6% effective tax rate to the adjustments. The methods used to compute these measures may differ from the methods used by other companies. Earnings per share as adjusted is a non GAAP measure. This non-GAAP measure has limitations as an analytical tool and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the tables contained herein reconciling the non-GAAP financial measures to comparable GAAP amounts. Management believes earnings per share as adjusted to exclude special items is useful to our stakeholders in better understanding our operating results from period to period and the ongoing performance of our underlying businesses without the impact of these special items.